UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2018 (November 8, 2018)

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Manhattanville Road, Suite 301 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 8, 2018, the Compensation and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of MBIA Inc. (the “Company”), and the Board, approved the grant of special one-time restricted stock awards to the Company’s named executive officers (the “Executives”), made under the Company’s 2005 Omnibus Incentive Plan in the aggregate amount of 3 million shares, with the details of the grant set forth in the table below.

The Board designed the awards to enhance the prospect that the Executives remain with the Company on a long-term basis and to promote continuity and stability. The Company and its shareholders are in an unusual situation where its operating companies’ insured portfolios are in runoff, but the ongoing monitoring and remediation of the portfolios is critical to maximizing shareholder value. The Board strongly believes that the Company’s current leadership team possesses unique skills and experience which are essential to the achievement of its priorities, including the generation of shareholder value, over the long term:

•

The Executives continue to work towards mitigating losses at the Company’s operating subsidiaries, National Public Finance Guarantee Corp. (“National”) and MBIA Insurance Corporation (“MBIA Insurance”), while simultaneously maximizing recoveries on paid insurance claims and ensuring adequate liquidity for the Company.

•

Specific to National and its exposures relating Puerto Rico, it is of critical importance to the Company and to National’s policyholders that the Executives overseeing the day-to-day remediation efforts remain intact and motivated.

•

The Executives each have specialized industry knowledge, leadership and skill sets, and important and irreplaceable institutional knowledge that positively impacts the Company’s operations, and will be instrumental in helping it navigate the current challenging operating environment.

The Board designed the length of the retention awards to ensure that the Executives’ focus remains on the long-term strength of the Company. Absent a change of circumstances described further below, the awards will not vest for over 6 years from grant – until 2025 – thus ensuring that the Executives will see no benefit from this award unless shareholders benefit as well from the Company’s long-term strength and stability. The awards will also be subject to the other restrictive conditions set forth in the 2005 Omnibus Incentive Plan. Details of the awards are as follows:

Name	Title	Total Number of Shares at Grant	Total Value of Shares at Grant
Daniel M. Avitabile	AVP and MBIA Insurance’s President and Chief Risk Officer	333,333	$3,353,330
Adam T. Bergonzi	AVP and National’s Chief Risk Officer	500,000	$5,030,000
William C. Fallon	Chief Executive Officer	1,000,000	$10,060,000
Jonathan C. Harris	General Counsel and Secretary	333,333	$3,353,330
Anthony McKiernan	Chief Financial Officer	500,000	$5,030,000
Christopher H. Young	AVP and National’s Chief Financial Officer	333,333	$3,353,330

Under the terms of the restricted stock awards, each Executive’s restricted stock will cliff vest on March 3, 2025 (the “Vesting Date”), provided the Executive remains continuously employed by the Company through such date. However, if, prior to the Vesting Date, the Executive experiences a “qualifying termination”, then the awarded restricted stock will vest at such time. A “qualifying termination” means a termination of an Executive’s employment (a) due to his death or disability, (b) by the Company or its successor in the event of a change of control, without cause, or (c) with the approval of the Board or the board of directors of the Company’s successor in the event of a change of control.

Any shares that have not vested as of the Vesting Date will be forfeited. Such forfeiture will occur, for example, upon an Executive’s voluntary resignation or retirement (other than in connection with a “qualifying termination”), or the Company’s termination of the Executive’s employment for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Jonathan C. Harris
Jonathan C. Harris
General Counsel

Date: November 9, 2018